Financial Contact:	Amy Giuffre (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON TO ACQUIRE MV AGUSTA GROUP
EXPANDING PRESENCE IN EUROPE
Italian Company Known for Premium, High-Performance Motorcycles

        Milwaukee, Wis., July 11, 2008 — Harley-Davidson, Inc. (NYSE: HOG) today announced the signing of a definitive agreement to purchase the Italian motorcycle maker MV Agusta Group (MVAG). Under the agreement, Harley-Davidson will acquire 100 percent of MV Agusta Group shares for total consideration of approximately 70 million euros ($109 million), which includes the satisfaction of existing bank debt for approximately 45 million euros ($70 million). In addition, the agreement provides for a contingent payment to Claudio Castiglioni in 2016, if certain financial targets are met. MV Agusta Group is privately held, with the Castiglioni family owning 95 percent of MVAG shares.

        The acquisition is expected to close in several weeks, pending the satisfaction of contingencies and receipt of regulatory approvals. Harley-Davidson intends to fund the transaction primarily through euro-denominated debt.

        MV Agusta Group has two families of motorcycles: a line of exclusive, premium, high-performance sport motorcycles sold under the MV Agusta brand; and a line of lightweight motorcycles sold under the Cagiva brand. MV Agusta’s F4-R motorcycle, powered by a 1078cc in-line four-cylinder liquid cooled engine, is rated at 190 hp. The company sells its products through about 500 dealers worldwide, the vast majority of them in Europe. In 2007, MVAG shipped 5,819 motorcycles. During 2008 MVAG has significantly slowed production due to financial difficulties.

        “Motorcycles are the heart, soul and passion of Harley-Davidson, Buell and MV Agusta,” said Harley-Davidson, Inc. Chief Executive Officer Jim Ziemer. “Both have great products and close connections with incredibly devoted customers. The MV Agusta and Cagiva brands are well-known and highly regarded in Europe. They are synonymous with beautiful, premium, Italian performance motorcycles,” Ziemer said.

        Harley-Davidson, Inc. plans to continue to operate MV Agusta Group from its headquarters based in Varese, Italy. Following closing, the first priority will be to appoint a leadership team to include a new Managing Director and to resume the manufacture of current models.

        Current MV Agusta Group Chairman Claudio Castiglioni will continue in a leadership role as Chairman and will play a major role in future product development. Design Chief Massimo Tamburini will continue his leadership of MV Agusta Group’s world leading sport-bike design studio.

        “We take enormous pride in MV Agusta and Cagiva motorcycles,” said Castiglioni. “Our riders seek an uncompromising experience in premium performance motorcycles. And with Harley-Davidson’s deep understanding of the emotional as well as the business side of motorcycling, I have great confidence that our motorcycles will excite customers for generations to come.”

        According to Ziemer, the acquisition is intended primarily to expand Harley-Davidson, Inc’s presence and footprint in Europe, complementing the Harley-Davidson and Buell motorcycle families. Retail sales of Harley-Davidson motorcycles have grown at a double-digit rate in Europe in each of the last three years, as the Company has increased its strategic focus on global markets.

        “The acquisition of MV Agusta Group will enhance Harley-Davidson, Inc’s position as a global leader in fulfilling customer dreams and providing extraordinary customer experiences. We look forward to a long relationship with the MV Agusta and Cagiva families of customers and employees,” said Ziemer.

Conference Call

        Harley-Davidson, Inc. will hold a webcast conference call regarding the acquisition from 8:00 to 8:30 a.m. (central time) today, July 11, with Tom Bergmann, Executive Vice President and Chief Financial Officer, Harley-Davidson, Inc. To access the webcast, please log on and register at least ten minutes prior to the start time at www.harley-davidson.com, under the Investor Relations section. A replay of the webcast will be available at the same location approximately two hours after the call concludes.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell) and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight motorcycles and offers a line of motorcycle parts, accessories, general merchandise and related services.  HDMC manufactures five families of motorcycles: Touring, Dyna®, Softail ®, Sportster ® and VRSC™.  Buell produces premium sport performance motorcycles and offers a line of motorcycle parts, accessories, and apparel.  HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

Harley-Davidson, Inc. intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Harley “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and Harley-Davidson, Inc. disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Although Harley-Davidson and MV Agusta Group have signed a definitive purchase agreement, there is no assurance that all of the contingencies will be satisfied or that the governmental approvals will be obtained in a timely manner or at all. The proposed acquisition may not occur if the conditions to completing the transaction are not satisfied in a timely manner.

In addition, Harley-Davidson intends to finance a portion of the consideration by borrowing funds and its level of indebtedness may increase as a result, which may cause Harley-Davidson to incur additional interest expense and limit Harley-Davidson’s ability to obtain additional financing. It could also increase Harley-Davidson’s exposure to general adverse economic and industry conditions and adversely impact Harley-Davidson, Inc.‘s earnings per share. Furthermore, Harley-Davidson may have challenges successfully integrating or profitably operating the business of MV Agusta Group.